Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Reports First Quarter Revenue Increased 12 Percent Led by 42 Percent Growth in Small Business Online Ecosystem Revenue

Company Maintains Full Year Outlook Heading Into Tax Season

MOUNTAIN VIEW, Calif. - Nov. 19, 2018 - Intuit Inc. (Nasdaq: INTU) announced financial results for the first quarter of fiscal 2019, which ended Oct. 31.
“We are off to a strong start this year, with overall revenue growth of 12 percent during the first quarter, with strength across each of our businesses," said Brad Smith, Intuit’s chairman and chief executive officer.
"Small Business and Self-Employed Group delivered another strong quarter and we expect momentum to continue as we place an increased emphasis on online services to deliver greater value to our customers. This includes services such as QuickBooks Capital, an innovative same-day payroll capability within QuickBooks Online Payroll, and our soon to be launched next-day funding within QuickBooks Payments.
"The team is also gearing up for tax season, focused on delivering the benefits of DIY tax prep while transforming the assisted tax segment. With TurboTax Live we're combining breakthrough technology with decades of tax expertise to deliver an outstanding end-to-end experience that increases the confidence of our customers. Looking ahead to the tax season, we are very pleased with the opportunities to address the needs of more tax filers with TurboTax Live.
While this is great start to the year, there's plenty of game to be played, with our two largest quarters ahead of us,” said Smith.
Financial Highlights
For the first quarter, Intuit:

•	Grew total revenue to $1.0 billion, up 12 percent.

•	Increased Online Ecosystem revenue by 42 percent.

•	Reported a GAAP operating loss of $10 million, versus a $35 million loss a year ago.

•	Reported a non-GAAP operating income of $102 million, versus $65 million last year.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics. Fiscal 2018 amounts have been restated for the adoption of the new accounting standard on revenue accounting, ASC606.
Snapshot of First-quarter Results

GAAP				Non-GAAP
	Q1 FY19	Q1 FY18	Change	Q1 FY19	Q1 FY18	Change
Revenue	$1,016	$910	12%	$1,016	$910	12%
Operating Income (Loss)	$(10)	$(35)	(71)%	$102	$65	57%
Earnings (Loss) Per Share	$0.13	$(0.01)	NM	$0.29	$0.17	71%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). GAAP earnings per share for the first quarter of fiscal 2019 includes a $41 million excess tax benefit on share-based compensation due to an increase in stock option exercises during the quarter.
Business Segment Results
Small Business and Self-Employed Group

•	Total Small Business and Self-Employed Group revenue grew 11 percent.

•	QuickBooks Online subscribers grew 41 percent, ending the quarter with nearly 3.6 million subscribers.

•	U.S. subscribers grew 35 percent to approximately 2.7 million, and international subscribers grew 61 percent to over 880,000.

•	Within QuickBooks Online, Self-Employed subscribers grew to approximately 745,000, up from roughly 425,000 one year ago.

•	Since launched a year ago, QuickBooks Capital has funded $200 million in cumulative loans.

Consumer and Strategic Partner Groups

•	Grew Consumer revenue by 22 percent.

•	Grew professional tax revenue within the Strategic Partner Group by 6 percent.
Capital Allocation Summary
In the first quarter the company:

•	Repurchased over $101 million of shares, with $3.1 billion remaining on the company's authorization.

•	Received board approval for a quarterly dividend of $0.47 per share, payable Jan. 18, 2019. This represents a 21 percent increase compared to last year.
Forward-looking Guidance
Intuit announced guidance for the second quarter of fiscal year 2019, which ends Jan. 31. The company expects:

•	Revenue of $1.470 billion to $1.490 billion, growth of 10 to 11 percent.

•	GAAP operating income of $180 million to $190 million.

•	Non-GAAP operating income of $290 million to $300 million.

•	GAAP diluted earnings per share of $0.55 to $0.58.

•	Non-GAAP diluted earnings per share of $0.85 to $0.88.
Intuit reiterated guidance for full fiscal year 2019. The company expects:

•	Revenue of $6.530 billion to $6.630 billion, growth of 8 to 10 percent.

•	GAAP operating income of $1.725 billion to $1.775 billion, growth of 11 to 14 percent.

•	Non-GAAP operating income of $2.165 billion to $2.215 billion, growth of 6 to 8 percent.

•	GAAP diluted earnings per share of $5.25 to $5.35, growth of 3 to 5 percent.

•	Non-GAAP diluted earnings per share of $6.40 to $6.50, growth of 11 to 12 percent.
Tax Season Unit Updates
The company will provide a tax unit update in late February, concurrent with second-quarter earnings. A final update will be provided in late April after the tax season ends.
Conference Call Details

Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Nov. 19. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 3193027.
The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit
Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2019 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding Intuit's corporate tax rate; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: our ability to compete successfully; our participation in the Free File Alliance; governmental encroachment in our tax businesses, our ability to adapt to technological change; our ability to predict consumer behavior; our ability to protect our intellectual property rights; our reliance on third party intellectual property; any harm to our reputation; risks associated with acquisitions and divestitures; issue of additional shares as consideration or incurring debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; failure to process transactions effectively; interruption or failure of our information technology; ability to maintain critical third party business relationships; our ability to attract and retain talent; deficiency in quality, accuracy or timely launch of products; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2018 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2019 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this release. We do not undertake any duty to update any forward-looking statement or other information in this presentation.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31, 2018	October 31, 2017
		*As Adjusted
Net revenue:
Product	$347	$370
Service and other	669	540
Total net revenue	1,016	910
Costs and expenses:
Cost of revenue:
Cost of product revenue	15	18
Cost of service and other revenue	227	178
Amortization of acquired technology	5	2
Selling and marketing	346	308
Research and development	294	293
General and administrative	137	145
Amortization of other acquired intangible assets	2	1
Total costs and expenses [A]	1,026	945
Operating loss	(10)	(35)
Interest expense	(4)	(5)
Interest and other income, net	—	3
Loss before income taxes	(14)	(37)
Income tax provision (benefit) [B]	(48)	(35)
Net income (loss)	$34	$(2)

Basic net income (loss) per share	$0.13	$(0.01)
Shares used in basic per share calculations	260	256

Diluted net income (loss) per share	$0.13	$(0.01)
Shares used in diluted per share calculations	264	256

Cash dividends declared per common share	$0.47	$0.39
* Prior-period information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on August 1, 2018.
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating loss for the periods shown.

	Three Months Ended
(in millions)	October 31, 2018	October 31, 2017
Cost of revenue	$14	$3
Selling and marketing	30	25
Research and development	35	39
General and administrative	26	30
Total share-based compensation expense	$105	$97

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

Our effective tax rate for the three months ended October 31, 2017 has been restated to reflect the full retrospective application of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).”
The Tax Cuts and Jobs Act (2017 Tax Act) was enacted on December 22, 2017 and reduced the U.S. statutory federal corporate tax rate from 35% to 21%. The effective date of the tax rate change was January 1, 2018. The change resulted in a blended lower U.S. statutory federal rate of 26.9% for fiscal 2018. Our first quarter of fiscal 2018 reflects tax effects at the pre-enactment U.S. statutory federal rate of 35%. In fiscal 2019, we fully benefit from the enacted lower tax rate of 21%.
On December 22, 2017 the SEC issued Staff Accounting Bulletin No. 118 (SAB 118), which provides guidance for companies that are not able to complete their accounting for the income tax effects of the Act in the period of enactment. The guidance allows us to record provisional amounts to the extent a reasonable estimate can be made and provides us with up to one year from enactment date to finalize accounting for the impacts of the 2017 Tax Act. Since the 2017 Tax Act was passed in our second quarter of fiscal 2018, the deferred tax re-measurements and other items are considered provisional due to the forthcoming guidance and ongoing analysis of the final year-end data and tax positions. As of October 31, 2018, we have not fully completed our accounting for the tax effects of enactment of the 2017 Tax Act. We did not record any significant adjustments to prior period estimates during the three months ended October 31, 2018. We expect to complete our analysis within the 12-month measurement period in accordance with SAB 118.
We recognized excess tax benefits on share-based compensation of $41 million and $25 million in our provision for income taxes for the three months ended October 31, 2018 and 2017, respectively.
We recorded a $48 million tax benefit on a pretax loss of $14 million for the three months ended October 31, 2018. Excluding discrete tax items primarily related to share-based compensation tax benefits, our effective tax rate for the period was 23% and did not differ significantly from the federal statutory rate of 21%.
Our effective tax rate for the three months ended October 31, 2017 was approximately 95%. Excluding discrete tax items primarily related to share-based compensation tax benefits, our effective tax rate for the period was 33% and did not differ significantly from the federal statutory rate of 35%.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Year to Date
GAAP operating income (loss)	$(10)	$—	$—	$—	$(10)
Amortization of acquired technology	5	—	—	—	5
Amortization of other acquired intangible assets	2	—	—	—	2
Share-based compensation expense	105	—	—	—	105
Non-GAAP operating income (loss)	$102	$—	$—	$—	$102

GAAP net income (loss)	$34	$—	$—	$—	$34
Amortization of acquired technology	5	—	—	—	5
Amortization of other acquired intangible assets	2	—	—	—	2
Share-based compensation expense	105	—	—	—	105
Net (gain) loss on debt securities and other investments	1	—	—	—	1
Other income tax effects and adjustments [A]	(71)	—	—	—	(71)
Non-GAAP net income (loss)	$76	$—	$—	$—	$76

GAAP diluted net income (loss) per share	$0.13	$—	$—	$—	$0.13
Amortization of acquired technology	0.02	—	—	—	0.02
Amortization of other acquired intangible assets	0.01	—	—	—	0.01
Share-based compensation expense	0.40	—	—	—	0.40
Net (gain) loss on debt securities and other investments	—	—	—	—	—
Other income tax effects and adjustments [A]	(0.27)	—	—	—	(0.27)
Non-GAAP diluted net income (loss) per share	$0.29	$—	$—	$—	$0.29

Shares used in GAAP diluted per share calculation	264	—	—	—	264

Shares used in non-GAAP diluted per share calculation	264	—	—	—	264
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2018
	* As Adjusted
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(35)	$194	$1,601	$(200)	$1,560
Amortization of acquired technology	2	3	5	5	15
Amortization of other acquired intangible assets	1	1	2	2	6
Professional fees for business combinations	—	2	—	—	2
(Gain) loss on sale of long-lived assets	—	—	—	79	79
Share-based compensation expense	97	94	92	99	382
Non-GAAP operating income (loss)	$65	$294	$1,700	$(15)	$2,044

GAAP net income (loss)	$(2)	$183	$1,186	$(38)	$1,329
Amortization of acquired technology	2	3	5	5	15
Amortization of other acquired intangible assets	1	1	2	2	6
Professional fees for business combinations	—	2	—	—	2
Loss on sale of long-lived assets	—	—	—	79	79
Share-based compensation expense	97	94	92	99	382
Net (gain) loss on debt securities and other investments	2	2	—	2	6
Other income from divested businesses [A]	—	—	(8)	—	(8)
2017 Tax Act [B]	—	(37)	10	(2)	(29)
Income tax effects and adjustments [C]	(56)	(29)	(36)	(150)	(271)
Non-GAAP net income (loss)	$44	$219	$1,251	$(3)	$1,511

GAAP diluted net income (loss) per share	$(0.01)	$0.70	$4.53	$(0.15)	$5.09
Amortization of acquired technology	0.01	0.01	0.02	0.02	0.06
Amortization of other acquired intangible assets	—	—	0.01	0.01	0.02
Professional fees for business combinations	—	0.01	—	—	0.01
Loss on sale of long-lived assets	—	—	—	0.31	0.30
Share-based compensation expense	0.38	0.36	0.35	0.38	1.46
Net (gain) loss on debt securities and other investments	0.01	0.01	—	0.01	0.02
Other income from divested businesses [A]	—	—	(0.03)	—	(0.03)
2017 Tax Act [B]	—	(0.14)	0.04	(0.01)	(0.11)
Other income tax effects and adjustments [C]	(0.22)	(0.11)	(0.14)	(0.58)	(1.04)
Non-GAAP diluted net income (loss) per share	$0.17	$0.84	$4.78	$(0.01)	$5.78

Shares used in GAAP diluted per share calculation	256	260	262	258	261

Shares used in non-GAAP diluted per share calculation	259	260	262	258	261
* Information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on August 1, 2018.

[A]	During the three months ended April 30, 2018, we received payments from contingent earn out provisions related to businesses we previously divested.

[B]	The 2017 Tax Act adjustments relate to the provisional tax benefit for the re-measurement of our deferred tax balances at the enacted lower tax rate.

[C]
As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments, which includes the loss on the sale of long-lived assets; the excess tax benefits on share-based compensation; and the tax benefits on a loss from a subsidiary reorganization.

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31, 2018	July 31, 2018
		* As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$1,084	$1,464
Investments	248	252
Accounts receivable, net	77	98
Income taxes receivable	116	39
Prepaid expenses and other current assets	269	202
Current assets before funds held for customers	1,794	2,055
Funds held for customers	438	367
Total current assets	2,232	2,422

Long-term investments	13	13
Property and equipment, net	805	812
Goodwill	1,610	1,611
Acquired intangible assets, net	55	61
Other assets	213	215
Total assets	$4,928	$5,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$50	$50
Accounts payable	209	178
Accrued compensation and related liabilities	174	369
Deferred revenue	513	581
Other current liabilities	202	198
Current liabilities before customer fund deposits	1,148	1,376
Customer fund deposits	438	367
Total current liabilities	1,586	1,743

Long-term debt	375	388
Long-term deferred income tax liabilities	65	68
Other long-term obligations	120	119
Total liabilities	2,146	2,318

Stockholders’ equity	2,782	2,816
Total liabilities and stockholders’ equity	$4,928	$5,134
* Prior-period information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on August 1, 2018.

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31, 2018	October 31, 2017
		* As Adjusted
Cash flows from operating activities:
Net income (loss)	$34	$(2)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	51	60
Amortization of acquired intangible assets	6	5
Share-based compensation expense	105	97
Deferred income taxes	(9)	(4)
Other	2	2
Total adjustments	155	160
Changes in operating assets and liabilities:
Accounts receivable	21	(14)
Income taxes receivable	(47)	2
Prepaid expenses and other assets	(72)	(25)
Accounts payable	24	61
Accrued compensation and related liabilities	(191)	(147)
Deferred revenue	(69)	(120)
Other liabilities	2	7
Total changes in operating assets and liabilities	(332)	(236)
Net cash used in operating activities	(143)	(78)
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(70)	(86)
Sales of corporate and customer fund investments	33	38
Maturities of corporate and customer fund investments	41	46
Net change in customer fund deposits	71	(53)
Purchases of property and equipment	(35)	(50)
Originations of term loans to small businesses	(76)	(12)
Principal repayments of term loans from small businesses	52	4
Other	4	(15)
Net cash provided by (used in) investing activities	20	(128)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	—	400
Repayment of debt	(13)	(13)
Proceeds from issuance of stock under employee stock plans	120	83
Payments for employee taxes withheld upon vesting of restricted stock units	(63)	(39)
Cash paid for purchases of treasury stock	(95)	(168)
Dividends and dividend rights paid	(129)	(105)
Other	(2)	—
Net cash provided by (used in) financing activities	(182)	158
Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	(4)	(5)
Net decrease in cash, cash equivalents, restricted cash, and restricted cash equivalents	(309)	(53)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	1,631	701
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$1,322	$648

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the consolidated balance sheet to the total amounts reported on the consolidated statement of cash flows

Cash and cash equivalents	$1,084	$529
Restricted cash and restricted cash equivalents included in funds held for customers	238	119
Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$1,322	$648
* Prior-period information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, both of which we adopted on August 1, 2018.

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending January 31, 2019
Revenue	$1,470	$1,490	$—		$1,470	$1,490
Operating income	$180	$190	$110	[a]	$290	$300
Diluted earnings per share	$0.55	$0.58	$0.30	[b]	$0.85	$0.88

Twelve Months Ending July 31, 2019
Revenue	$6,530	$6,630	$—		$6,530	$6,630
Operating income	$1,725	$1,775	$440	[c]	$2,165	$2,215
Diluted earnings per share	$5.25	$5.35	$1.15	[d]	$6.40	$6.50
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $103 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $2 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $416 million; amortization of acquired technology of approximately $19 million; and amortization of other acquired intangible assets of approximately

$5 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated November 19, 2018 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. The long term rate includes the effect of the reduction in the U.S. federal statutory rate to 21%, as a result of the 2017 Tax Cuts and Jobs Act (2017 Tax Act). As the change in the U.S. federal statutory rate, as a result of the 2017 Tax Act, occurred in the second quarter of our fiscal year 2018, the calculation of our fiscal 2019 long-term non-GAAP rate references only our current forecast considerations and is equal to the average of our forecasted tax rates over our long term forecast period.  Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% for fiscal 2019. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.
In the first quarter of fiscal 2018 we used a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excluded the income tax effects of the non-GAAP pre-tax adjustments described above and eliminated the effects of non-recurring and period-specific items which can vary in size and frequency. This rate was consistent with the average of our normalized fiscal year tax rate over a four year period that included the past three fiscal years plus the current fiscal year forecast. Based on our current long-term projections at that time we used a long-term non-GAAP tax rate of 33%.
Starting in the second quarter of our fiscal 2018, we revised our estimated annual non-GAAP tax rate to reflect the change in the U.S. federal statutory rate, as a result of the 2017 Tax Act. The federal statutory rate change to 21%, was effective January 1, 2018, and therefore, the change resulted in a blended U.S. federal statutory rate of 26.9% for our fiscal year 2018. Because of the transitional impact of the 2017 Tax Act provisions, the fiscal 2018 non-GAAP tax rate starting with the second quarter was based on our current year results only, without reference to long-term forecasts. This non-GAAP tax rate similarly excluded the income tax effects of the non-GAAP pre-tax adjustments described above and eliminated the effects of the non-recurring and period specific items. The full year fiscal 2018 non-GAAP tax rate was 26.2%.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.